FOURTH AMENDMENT TO THE

EXPENSE LIMITATION AGREEMENT

THIS FOURTH AMENDMENT (“Amendment”) to the Expense Limitation Agreement is made as of this             , 2020, by and between Great-West Capital Management, LLC (the “Adviser”), and Great-West Funds, Inc. (“Great-West Funds”) (each a “Party” and collectively the “Parties”). Great-West Funds is a series investment company, and is entering into this Amendment on behalf of, and this Amendment shall apply to, each series of Great-West Funds set forth on SCHEDULE A hereto (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time to add or delete series.

WHEREAS, the Parties entered into an Expense Limitation Agreement on May 1, 2015, as amended on May 1, 2016, May 1, 2017 and again on January 11, 2019 (the “Agreement”), whereby the Adviser agreed to reduce the management fee of the applicable Fund in an amount at least equal to any compensation (including Rule 12b-1 fees) received from registered open-end management investment companies that are not part of the same “group of investment companies” (within the meaning of Section 12(d)(1)(G)(ii) of the 1940 Act) as the Fund (“Unaffiliated Fund(s)”) by the Adviser, or an affiliated person of the Adviser, in connection with investment by such Fund in the Unaffiliated Fund;

WHEREAS, the Parties now desire to amend the Agreement by entering into this Amendment.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.

Except to the extent modified by this Amendment, the remaining provisions of the Agreement will remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, this Amendment will control.

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GWCM – GW Funds 4th Amendment to Expense Limitation Agreement (GWLA Contract) (LT Cons Merger)

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

GREAT-WEST CAPITAL MANAGEMENT, LLC

Attest:	/s/ Ryan L. Logsdon	By:	/s/ Jonathan D. Kreider

Name:	Ryan L. Logsdon	Name:	Jonathan D. Kreider

Title:	Vice President, Counsel & Secretary	Title:	President & Chief Executive Officer

GREAT-WEST FUNDS, INC.

Attest:	/s/ Ryan L. Logsdon	By:	/s/ Mary C. Maiers

Name:	Ryan L. Logsdon	Name:	Mary C. Maiers

Title:	Vice President, Counsel & Secretary	Title:	Chief Financial Officer & Treasurer

GWCM – GWF 4th Amendment to Expense Limitation Agreement (NOEMX) (LT Cons Merger)	Page 2 of 3

SCHEDULE A

TO THE

EXPENSE LIMITATION AGREEMENT

GREAT-WEST FUNDS, INC.

Great-West Lifetime 2015 Fund

Great-West Lifetime 2020 Fund

Great-West Lifetime 2025 Fund

Great-West Lifetime 2030 Fund

Great-West Lifetime 2035 Fund

Great-West Lifetime 2040 Fund

Great-West Lifetime 2045 Fund

Great-West Lifetime 2050 Fund

Great-West Lifetime 2055 Fund

Great-West Lifetime 2060 Fund*

Great-West Conservative Profile Fund

Great-West Moderately Conservative Profile Fund

Great-West Moderate Profile Fund

Great-West Moderately Aggressive Profile Fund

Great-West Aggressive Profile Fund

Great-West SecureFoundation® Balanced Fund

Great-West SecureFoundation® Lifetime 2020 Fund

Great-West SecureFoundation® Lifetime 2025 Fund

Great-West SecureFoundation® Lifetime 2030 Fund

Great-West SecureFoundation® Lifetime 2035 Fund

Great-West SecureFoundation® Lifetime 2040 Fund

Great-West SecureFoundation® Lifetime 2045 Fund

Great-West SecureFoundation® Lifetime 2050 Fund

Great-West SecureFoundation® Lifetime 2055 Fund

Great-West SecureFoundation® Lifetime 2060 Fund*

Initial term ends on date: April 30, 2016

* Initial term ends on date: April 30, 2020

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